EXHIBIT 99.1

ProPhase Labs Reports Financial Results

for the Fourth Quarter and Year Ended December 31, 2015

DOYLESTOWN, Pennsylvania – March 29, 2016. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $8.2 million for the three months ended December 31, 2015, as compared to net sales of $9.0 for the three months ended December 31, 2014. The Company incurred a net loss for the three months ended December 31, 2015 of $1.3 million, or ($0.07) per share, compared to a net loss of $676,000, or ($0.05) per share, for the three months ended December 31, 2014.

The Company’s sales are principally derived from its over-the-counter (“OTC”) health care and cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes significant variations in operating results from quarter to quarter.

Results for the fourth quarter of 2015 compared to the fourth quarter of 2014 principally reflect the net effect of (i) a decrease in net sales of $809,000 due to a decrease in shipments, (ii) an increase in administration costs of $237,000 due principally to an increase in professional and legal costs and (iii) a decrease in sales and marketing expenses of $764,000.

The Company generated net sales for the year ended December 31, 2015 of $20.6 million, as compared to $22.1 million for the year ended December 31, 2014. The Company incurred a net loss for the year ended December 31, 2015 of $3.6 million, or ($0.22) per share, compared to a net loss of $7.8 million, or ($0.47) per share, for the year ended December 31, 2014.

The financial results for the year ended December 31, 2015 as compared to the year ended December 31, 2014 reflect the net effect of (i) a decrease in net sales of $1.5 million principally due to (a) a decrease in shipments and lower consumer demand as a consequence of several factors including the decrease in the incidence and severity of upper respiratory illness, offset by (b) a $1.0 million increase in contract manufacturing operations, (ii) a decrease in administration costs of $1.2 million due principally to a decrease in professional and legal costs related to certain, now resolved, litigation matters, (iii) a decrease in sales and marketing expenses of $1.3 million as a consequence of a reduction from period to period of the timing and scope of our marketing initiatives, (iv) a decrease in research and development expenditures of $244,000 and (v) a non-recurring impairment charge to operations of $3.6 million during the third quarter of 2014. According to IMS Health (a healthcare industry information provider), key industry statistics reveal that the incidence of upper respiratory illness across the country has been down 12.6% for the period September through December 2015 as compared to the prior year September through December 2014. The category of cough and cold product sales, including our Cold-EEZE® sales, are highly correlated to the incidence of upper respiratory illness.

Ted Karkus, the CEO of the Company, stated, “Our product development efforts over the past several years have been largely focused on successfully leveraging the Cold-EEZE® brand. In order to grow our share of the cold remedy category, in February 2016, at the Efficient Collaborative Retail Marketing (“ECRM”) industry trade conference and other related meetings, we met with approximately 80 important retailers and introduced to the trade additional, new and innovative Cold-EEZE® branded products that will continue to broaden and strengthen our cough/cold product line. Our research and development of new products in the cough/cold category has been robust.”

Mr. Karkus continued, “In addition to the continued development and commercialization of new Cold-EEZE® branded products, we are also preparing to launch a new line of products in the dietary supplement category. In order to offset the seasonality of our current revenues and our dependence on the severity of the cold season, we are launching a new product line of over the counter, dietary supplements that will leverage our existing infrastructure, retail relationships and sales force. Following approximately 2-1/2 years of successful development, we are making our first foray into the dietary supplements category with the launch of our new line of TK SupplementsTM.”

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Mr. Karkus added. “Our first new product is Legendz XLTM, a men’s dietary supplement in the male enhancement category. After extensive research and preparation, we have produced our first set of direct response television spots and begun TV media testing. We have developed an integrated network of strategic vendors including a call center and a fulfillment center as well as the online infrastructure to execute a direct to consumer marketing and sales strategy. Our new Legendz XLTM website is now live: www.LegendzXL.com. We expect to continually refine our consumer engagement, TV spots, TV media plan and websites during the first half of fiscal 2016 and thereafter in order to optimize consumer response and generate product awareness. As with any new product launch, we anticipate losses from the TK SupplementsTM initiatives as we optimize our direct response strategy.”

Mr. Karkus further stated, “Over time, our goal is for TK SupplementsTM results to improve, which will lead to increasing the media spend which will, in turn, broaden brand awareness for our new line of products. As brand awareness increases, our next goal will be to introduce Legendz XLTM in retail stores, leveraging our existing infrastructure and retail distribution platform. We also have developed additional dietary supplements for future introduction at the appropriate time.”

Mr. Karkus concluded, “We are committed to executing a long term strategy to grow our Cold-EEZE® brand and to grow the Company by participating in the large dietary supplement category.”

A conference call will be held this morning, March 29th, at 11:00am EST. ProPhase Labs Chairman and CEO, Ted Karkus, and COO/CFO Robert Cuddihy will provide a company overview including a review of activities and fourth quarter results. There will be a question and answer session following initial remarks.

The conference call will be webcast live at:

https://engage.vevent.com/rt/prophaselabsincao~032916 at 11:00 AM (EDT) on Tuesday, March 29, 2016.

Participants wishing to ask questions may access the live call by dialing (844) 301-0501 conference ID # 76794886. A replay of the conference call will be available for 90 days on the company website www.ProPhaseLabs.com.

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About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® cold remedy brand as well as other cold and flu relief products. Cold-EEZE® cold remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® cold remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® cold remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK SupplementsTM, and our new product Legendz XLTM. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Constantine Panagiotatos	Ted Karkus, Chairman and CEO
DKC Public Relations P	ProPhase Labs, Inc.
Tel: (212) 981-5124	(215) 345-0919 x 0

ConstantinePanagiotatos@dkcnews.com

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PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)
Net sales	$8,163	$8,972	$20,604	$22,070

Cost of sales	3,375	3,076	8,426	7,891

Gross profit	4,788	5,896	12,178	14,179

Operating expenses:
Sales and marketing	3,476	4,240	7,698	8,965
Administration	2,152	1,915	6,986	8,143
Research and development	403	415	1,078	1,322
Impairment charge	-	-	-	3,577
	6,031	6,570	15,762	22,007

Loss from operations	(1,243)	(674)	(3,584)	(7,828)

Interest income, net	(13)	(2)	(16)	(6)

Loss before income tax	(1,256)	(676)	(3,600)	(7,834)

Income tax	-	-	-	-

Net loss	$(1,256)	$(676)	$(3,600)	$(7,834)

Basic and diluted loss per share:
Net loss	$(0.07)	$(0.05)	$(0.22)	$(0.47)

Weighted average common shares outstanding:
Basic and diluted	17,081	15,772	16,398	16,773

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PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$1,664	$2,926
Accounts receivable, net	$4,000	$5,836
Inventory	$4,331	$3,292
Total current assets	$11,879	$13,458
Total assets	$14,829	$16,057

Total current liabilities	$4,534	$5,241
Total long term obligations	$1,466	$100
Total stockholders’ equity	$8,829	$10,716

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